Exhibit 99.1

CONTACT:	Alexander C. Kinzler President and Chief Operating Officer Russell M. Gifford Executive Vice President and Chief Financial Officer Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RECORD YEAR-END RESULTS,
DECLARES A TWO-FOR-ONE STOCK SPLIT IN THE FORM OF A STOCK
DIVIDEND AND A CASH DIVIDEND

      HONOLULU, HAWAII, December 6, 2004—Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $870,000 ($0.62 per share—diluted) for the quarter ended September 30, 2004, as compared to net earnings of $500,000 ($0.36 per share—diluted) for the quarter ended September 30, 2003. For the year ended September 30, 2004, Barnwell reported net earnings of $8,710,000 ($6.19 per share—diluted), as compared to net earnings of $2,320,000 ($1.69 per share—diluted) for the year ended September 30, 2003.

      Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Fiscal 2004 has been a stellar year for Barnwell with record earnings as a result of the execution of a real estate transaction in February 2004, that increased Barnwell's revenues by $7,330,000. Additionally, as a result of this transaction Kaupulehu Developments, Barnwell's 77.6%-owned real estate general partnership, is entitled to receive percentage payments from the sale of approximately 80 single-family lots on the Increment I portion of the property, and the first sales are expected to occur in 2005. Net earnings also increased as Kaupulehu Developments received the third of ten scheduled option payments related to its development rights for $2,656,000.

      Net revenues and earnings increased for the fourth quarter due to increases in prices of natural gas, oil and natural gas liquids and an increase in natural gas production as compared to the prior year's fourth quarter. For the year ended September 30, 2004, Barnwell's natural gas, oil and natural gas liquids prices and production increased as compared to the prior year. In fiscal 2004, the Company invested $11,876,000 in oil and gas exploration and development bringing investments in oil and gas properties over the last two years to $22,935,000. Additionally, net earnings for the year ended September 30, 2004, included deferred tax benefits of approximately $1,740,000 due to reductions in Canadian corporate income tax rates, as compared to $75,000 in deferred tax benefits due to a reduction in Alberta's corporate tax rate in the same period of last year.“

      Additionally, Barnwell Industries reported today that its Board of Directors has declared a two-for-one stock split in the form of a stock dividend. The new shares will be distributed on January 28, 2005 to all shareholders of record as of January 11, 2005. Barnwell's transfer agent, American Stock Transfer & Trust Company, will distribute the new shares. Mr. Morton H. Kinzler, stated “This is the first time in the Company's history that it has ever split its stock and it is done to both reflect the Company's strong financial condition and to allow for additional market liquidity.”

      Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.25 per share payable January 5, 2005, to stockholders of record on December 20, 2004.

      Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

	(Audited) Year ended September 30,		(Unaudited) Three months ended September 30,
	2004	2002	2004	2003

Revenues	$37,970,000	$23,680,000	$8,270,000	$5,570,000

Net earnings	$8,710,000	$2,320,000	$870,000	$500,000

Earnings per share—basic	$6.58	$1.76	$0.65	$0.38

Earnings per share—diluted	$6.19	$1.69	$0.62	$0.36

Weighted average shares and equivalent shares outstanding:
Basic	1,323,947	1,314,510	1,330,907	1,314,510

Diluted	1,406,895	1,369,595	1,410,051	1,375,985